Exhibit 99.5
Wyndham Worldwide Announces Cash Tender Offer
to Purchase Any and All of its Outstanding 3.50% Convertible Notes due 2012
PARSIPPANY, N.J. (February 9, 2011) – Wyndham Worldwide Corporation (NYSE:WYN) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding 3.50% Convertible Notes due 2012 (the “Convertible Notes”). The Tender Offer will expire at 12:00 midnight, New York City time, on March 9, 2011, unless extended (as such time and date may be extended, the “Expiration Date”) or terminated earlier by the Company. The Tender Offer is subject to the satisfaction or waiver of certain conditions. The Tender Offer is not conditioned on the tender of a minimum amount of Convertible Notes. As of the February 8, 2011, there was $115,780,000 aggregate principal amount of Convertible Notes outstanding.
Upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated February 9, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal, the Company is offering to pay, in cash, for each $1,000 principal amount of Convertible Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer, consideration equal to the sum of:
•	the Average VWAP (as defined below) of the Company’s common stock multiplied by the Fixed Share Amount (as defined below); plus

•	a fixed cash amount of $50, consisting of:
•	$5 in cash as compensation for the quarterly dividend on the Company’s common stock, which is expected to increase by $0.03 per share, that is expected to be declared on February 25, 2011 and paid March 25, 2011, plus

•	$45 in cash as additional tender compensation,
provided that in no event will the purchase price per $1,000 principal amount of Convertible Notes be less than $1,878.65. The Fixed Share Amount is equal to 79.5745. This is the number of shares of the Company’s common stock that would be used today to determine the settlement amount of the Convertible Notes. The Convertible Notes are not, by their terms, convertible into shares of the Company’s common stock, but are settled solely in cash. The Fixed Share Amount reflects prior adjustments for the Company’s quarterly cash dividends on its common stock, but will not be adjusted for the quarterly dividend that is expected to be declared on February 25, 2011 and paid on March 25, 2011.
In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Tender Offer.

The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 15.
The “Averaging Period” means the period of fifteen (15) consecutive trading days beginning on February 16, 2011 and ending on the Expiration Date.
The “Daily VWAP” means, for each trading day during the Averaging Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WYN.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
The Company will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Expiration Date and will announce the final purchase price no later than 4:30 p.m., New York City time, on the Expiration Date. The final purchase price also will be posted at such time on the internet at www.gbsc-usa.com/Wyndham and available from the information agent for the Tender Offer. Prior to determining the final purchase price, an indicative purchase price will be posted on the website www.gbsc-usa.com/Wyndham and will be available from the information agent for the Tender Offer.
Upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal, holders who validly tender (and do not validly withdraw) their notes at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, and whose Convertible Notes are accepted for purchase, will receive payment of the purchase price on the settlement date, which is expected to be March 10, 2011.
The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related Letter of Transmittal that are being sent to holders of Convertible Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent and depositary for the Tender Offer, Global Bondholder Services Corporation, at (866) 470-3800 (US toll free) or (212) 430-3774 (collect).
The Company has engaged Deutsche Bank Securities Inc. and Goldman, Sachs & Co. to act as dealer managers for the Tender Offer. Questions regarding the Tender Offer may be directed to either Deutsche Bank Securities Inc. at (800) 503-4611 (US toll free) or (212) 250-5600 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (US toll free) or (212) 902-5183 (collect).
In connection with the Tender Offer, the Company intends to enter into agreements with the counterparties to the cash spread hedging arrangements that were entered into by the Company at the time that the Convertible Notes were issued.
This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The

Tender Offer is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. None of the Company, the dealer managers, the depositary, the information agent, the trustee for the Convertible Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Convertible Notes in the Tender Offer.
About Wyndham Worldwide Corporation
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses approximately 7,210 franchised hotels and approximately 612,700 hotel rooms worldwide. Wyndham Exchange & Rentals offers leisure travelers, including its 3.8 million members, access to approximately 87,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of over 160 vacation ownership resorts serving nearly 815,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs approximately 25,000 employees globally.
Forward-Looking Statements
This press release contains “forward-looking statements” conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s dividends and debt repurchases.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war, terrorist activity or political strife, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, as well as those described in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on October 28, 2010. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
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Investor Contact:
Margo C. Happer
Senior Vice President, Investor Relations
Wyndham Worldwide Corporation
(973) 753-6472
Margo.Happer@wyn.com